Exhibit 99.1

Moderna Reports Fourth Quarter and Fiscal Year 2025 Financial Results and Provides Business Updates
Reports fourth quarter revenue of $0.7 billion, GAAP net loss of $(0.8) billion and GAAP EPS of $(2.11)

Reports full-year revenue of $1.9 billion, GAAP net loss of $(2.8) billion and GAAP diluted EPS of $(7.26)

Reiterates plan to deliver up to 10% revenue growth and GAAP operating expense reductions in 2026

Announces influenza vaccine filing accepted for regulatory review in the EU, Canada and Australia; Company received Refusal-to-File letter from U.S. FDA and has requested Type A meeting to understand path forward

Announces Norovirus Phase 3 trial fully enrolled with a data readout expected in 2026

Announces full enrollment of Phase 2 intismeran autogene trial in muscle invasive bladder cancer

CAMBRIDGE, MA / ACCESSWIRE / February 13, 2026 / Moderna, Inc. (NASDAQ:MRNA) today reported financial results and provided business updates for the fourth quarter of 2025.
"In 2025, we sharpened our commercial execution, launched our third product and brought online three international manufacturing sites, while advancing our mRNA pipeline. At the same time, we lowered our annual operating expenses by approximately $2.2 billion, significantly surpassing our cost-reduction targets,” said Stéphane Bancel, Chief Executive Officer of Moderna. "We entered the new year with strong momentum despite the continued challenging environment in the U.S., poised to deliver up to 10 percent revenue growth through mNEXSPIKE expansion and our international strategic partnerships. We look forward to delivering multiple potential product approvals and late-stage clinical readouts, while driving continued innovation across our mRNA platform."

Commercial Updates

Moderna is entering the year with three approved products, Spikevax®, mNEXSPIKE® and mRESVIA®, with seasonal vaccines expected to deliver up to 10% revenue growth in 2026. In line with its strategy to drive growth through geographic expansion and new product launches, the Company recently announced long-term agreements with Mexico and Taiwan for respiratory vaccines, received regulatory approvals in Canada and Australia for mNEXSPIKE, and the strain-updated Spikevax vaccine was authorized in the UK for use in the spring vaccination campaign. The Company also announced a strategic collaboration with Recordati to globally commercialize Moderna's propionic acidemia candidate.
Fourth Quarter 2025 Financial Results

Revenue: Total revenue for the fourth quarter of 2025 was $678 million, on the higher end of the Company’s prior expectations, and was driven primarily by COVID vaccine sales. Product sales were

$264 million in the U.S. and $381 million in international markets. Fourth quarter revenue decreased 30% compared to the same period in 2024, primarily reflecting lower COVID vaccine sales volume compared to the prior-year period.

Cost of Sales: Cost of sales for the fourth quarter of 2025 was $452 million, including third-party royalties of $34 million and inventory write-downs of $144 million. Cost of sales decreased 39% compared to the same period in 2024, primarily reflecting lower contract manufacturing wind-down costs and inventory write-downs.

Research and Development Expenses: Research and development expenses for the fourth quarter of 2025 were $775 million, a 31% decrease compared to the same period in 2024. The decrease was driven primarily by lower clinical development and manufacturing costs, reflecting the wind-down of large Phase 3 respiratory programs, continued portfolio prioritization and cost discipline across the organization.

Selling, General and Administrative Expenses: Selling, general and administrative expenses for the fourth quarter of 2025 were $308 million, a 12% decrease compared to the same period in 2024. The decline was primarily driven by reductions in consulting and external services across multiple functions, reflecting continued discipline across the organization.

Income Taxes: Income tax provisions for both periods were not material, as the Company continues to maintain a global valuation allowance against most of its deferred tax assets.

Net Loss: Net loss was $(826) million for the fourth quarter of 2025, compared to net loss of $(1.1) billion for the fourth quarter of 2024.

Loss Per Share: Loss per share was $(2.11) for the fourth quarter of 2025, compared to loss per share of $(2.91) for the fourth quarter of 2024.

Full Year 2025 Financial Results

Revenue: Total revenue for the full year 2025 was $1.9 billion, a 40% decrease compared to 2024, with the majority generated from COVID vaccine sales, along with $126 million of other revenue. U.S. revenue totaled $1.2 billion, while revenue from international markets was $745 million. The year-over-year decrease primarily reflected lower COVID vaccine sales volume across all regions. During 2025, the Company also began recognizing stand-ready manufacturing revenue related to its long-term strategic partnerships, which is reported in other revenue.

Cost of Sales: Cost of sales for the full year 2025 was $868 million, including third-party royalties of $88 million and inventory write-downs of $291 million. Cost of sales decreased 41% compared to 2024, driven primarily by manufacturing productivity and operational efficiencies, lower inventory write-downs, lower contract manufacturing wind-down costs, and lower sales volume.

Research and Development Expenses: Research and development expenses for the full year 2025 were $3.1 billion, a 31% decrease compared to 2024. The decrease was driven primarily by lower clinical development and manufacturing costs, reflecting the wind-down of large Phase 3 respiratory programs, continued portfolio prioritization and cost discipline across the organization. These decreases were partially offset by increased investment in the Company’s norovirus vaccine and oncology programs. In addition, 2024 included costs related to the purchase of two priority review vouchers, which did not recur in 2025.

Selling, General and Administrative Expenses: Selling, general and administrative expenses for the full year 2025 were $1.0 billion, a 13% decrease compared to 2024. The decrease was driven primarily by lower consulting and external services, along with reduced spending across multiple functions and operating areas, while the Company continued to invest in supporting its commercial operations and broader business activities.

Income Taxes: Income tax provisions for both periods were not material, as the Company continues to maintain a global valuation allowance against most of its deferred tax assets.

Net Loss: Net loss for the full year 2025 was $2.8 billion, compared to $3.6 billion for the full year 2024.

Loss Per Share: Loss per share for the full year 2025 was $(7.26), compared to $(9.28) for the full year 2024.

Cash Position: Cash, cash equivalents and investments as of December 31, 2025, were $8.1 billion, compared to compared to $9.5 billion as of December 31, 2024. The year-end balance included a $600 million initial draw on the Company’s $1.5 billion credit facility, with the year-over-year decrease primarily driven by operating losses associated with continued investment in research and development and advancement of the Company’s pipeline.

2026 Financial Framework
Revenue: The Company is targeting up to 10% growth from 2025 revenue and expects 2026 revenue split to be approximately 50% U.S. and approximately 50% international.
Cost of Sales: Cost of sales for 2026 is expected to be approximately $0.9 billion.
Research and Development Expenses: Research and development expenses for 2026 are anticipated to be approximately $3.0 billion.
Selling, General and Administrative Expenses: Selling, general and administrative expenses for 2026 are projected to be approximately $1.0 billion.
Income Taxes: The Company expects its full-year tax expense to be negligible.
Capital Expenditures: Capital expenditures for 2026 are expected to be $0.2 to $0.3 billion.
Cash and Investments: Year-end cash and investments for 2026 are projected to be $5.5 to $6.0 billion. Excludes any additional draw down from the Company's credit facility.
Recent Progress and Upcoming Late-Stage Pipeline Milestones
Infectious disease vaccines:

•Seasonal flu + COVID vaccine: Currently, the Company's mRNA-1083 regulatory filing is under review in Europe and Canada. Moderna is awaiting further guidance from U.S. FDA on refiling the submission for its flu/COVID combination vaccine.

•Seasonal flu vaccine: The Company's mRNA-1010 regulatory filings are under review in Europe, Canada and Australia and potential approvals are expected to begin in 2026. Moderna received a Refusal-to-File letter from the U.S. FDA and has requested a Type A meeting to understand the path forward.

•Norovirus vaccine: Moderna's ongoing Phase 3 safety and efficacy study of mRNA-1403 is fully enrolled in a second Northern Hemisphere season (2025-2026) with a data readout expected in 2026, subject to case accruals.

Oncology therapeutics:

•Intismeran autogene: The Company is advancing mRNA-4157 in collaboration with Merck, with eight total Phase 2 and Phase 3 clinical trials underway across multiple tumor types including melanoma, non-small cell lung cancer (NSCLC), bladder cancer and renal cell carcinoma. The Phase 3 adjuvant melanoma, the Phase 2 adjuvant renal cell carcinoma, and most recently, the Phase 2 adjuvant muscle invasive bladder cancer trials are fully enrolled. Moderna and Merck recently announced positive five-year Phase 2b adjuvant melanoma data, which showed intismeran autogene in combination with KEYTRUDA reduced the risk of recurrence or death by 49% compared to KEYTRUDA alone. Moderna expects Phase 3 adjuvant melanoma data potentially in 2026.

•mRNA-4359: Moderna's Phase 1/2 study of mRNA-4359, an investigational wholly-owned cancer antigen therapy, is ongoing. The Phase 2 portion of the study includes cohorts in first-line metastatic melanoma, second-line+ metastatic melanoma and first-line metastatic NSCLC, and the Company expects a potential Phase 2 data readout in 2026.

Rare disease therapeutics:

•Propionic acidemia (PA) therapeutic: The Company's PA candidate, mRNA-3927, is in a registrational study and target enrollment has been reached. Moderna expects a potential data readout in 2026.

•Methylmalonic acidemia (MMA) therapeutic: Moderna's mRNA-3705 has been selected by the FDA for the Support for Clinical Trials Advancing Rare Disease Therapeutics (START) pilot program, with a registrational study expected to begin in 2026.

Moderna Corporate Updates
•Hosted Analyst Day event highlighting pipeline progress and business strategy updates on November 20, 2025.

•Published Moderna CEO Stéphane Bancel's annual letter to shareholders on January 5, 2026.

•Provided business and pipeline updates at the 44th Annual J.P. Morgan Healthcare Conference on January 12, 2026.

•Appointed David Berman, M.D., Ph.D. to Chief Development Officer of Moderna, effective March 2, 2026.

•Scheduled the Moderna Annual Meeting of Shareholders to be held on Wednesday, May 6, 2026, at 8:00 a.m. ET.
Company Accolades
•Moderna was recognized by TIME as one of America's Most Iconic Companies.

Key 2026 Investor and Analyst Event Dates
•Analyst Day: November 12

Investor Call and Webcast Information

Moderna will host a live conference call and webcast at 8:00 a.m. ET on February 13, 2026. To access the live conference call via telephone, please register at the link below. Once registered, dial-in numbers and a unique pin number will be provided. A live webcast of the call will also be available under "Events and Presentations" in the Investors section of the Moderna website.

•Telephone: https://register-conf.media-server.com/register/BIf7fdfaa3a1354d55999e80cdd7546c62
•Webcast: https://investors.modernatx.com

The archived webcast will be available on Moderna's website approximately two hours after the conference call and will be available for one year following the call.

About Moderna

Moderna is a pioneer and leader in the field of mRNA medicine. Through the advancement of its technology platform, Moderna is reimagining how medicines are made to transform how we treat and prevent diseases. Since its founding, Moderna's mRNA platform has enabled the development of vaccines and therapeutics across infectious diseases, cancer, rare diseases and more.

With a global team and a unique culture, driven by the company's values and mindsets, Moderna's mission is to deliver the greatest possible impact to people through mRNA medicines. For more information about Moderna, please visit modernatx.com and connect with us on X, Facebook, Instagram, YouTube and LinkedIn.

MODERNA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Revenue:
Net product sales	$645	$938	$1,818	$3,109
Other revenue[1]	33	28	126	127
Total revenue	678	966	1,944	3,236
Operating expenses:
Cost of sales	452	739	868	1,464
Research and development	775	1,122	3,132	4,543
Selling, general and administrative	308	351	1,018	1,174
Total operating expenses	1,535	2,212	5,018	7,181
Loss from operations	(857)	(1,246)	(3,074)	(3,945)
Interest income	70	91	314	425
Other expense, net	(12)	(29)	(8)	(87)
Loss before income taxes	(799)	(1,184)	(2,768)	(3,607)
Provision for (benefit from) income taxes	27	(64)	54	(46)
Net loss	$(826)	$(1,120)	$(2,822)	$(3,561)

Net loss per share
Basic and Diluted	$(2.11)	$(2.91)	$(7.26)	$(9.28)

Weighted average common shares used in calculation of net loss per share
Basic and Diluted	392	385	389	384
_______
1Includes grant, collaboration, licensing and royalty, and stand-ready manufacturing revenue.

MODERNA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$2,595	$1,927
Investments	3,204	5,098
Accounts receivable, net	184	358
Inventory	153	117
Prepaid expenses and other current assets	408	599
Total current assets	6,544	8,099
Investments, non-current	2,336	2,494
Property, plant and equipment, net	2,134	2,196
Right-of-use assets, operating leases	719	759
Other non-current assets	605	594
Total assets	$12,338	$14,142
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$317	$405
Accrued liabilities	1,386	1,427
Deferred revenue	99	153
Other current liabilities	185	221
Total current liabilities	1,987	2,206
Deferred revenue, non-current	153	58
Operating lease liabilities, non-current	653	671
Financing lease liabilities, non-current	20	39
Long-term debt	590	—
Other non-current liabilities	285	267
Total liabilities	3,688	3,241
Stockholders’ equity:
Additional paid-in capital	1,382	866
Accumulated other comprehensive income (loss)	45	(10)
Retained earnings	7,223	10,045
Total stockholders’ equity	8,650	10,901
Total liabilities and stockholders’ equity	$12,338	$14,142

MODERNA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Years Ended December 31,
	2025	2024
Operating activities
Net loss	$(2,822)	$(3,561)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	483	429
Depreciation and amortization	215	189
Amortization/accretion of investments	(67)	(95)
Loss on equity investments, net	8	52
Other non-cash items	77	60
Changes in assets and liabilities:
Accounts receivable, net	156	534
Prepaid expenses and other assets	153	145
Inventory	(34)	83
Right-of-use assets, operating leases	38	(53)
Accounts payable	(92)	(69)
Accrued liabilities	(2)	(385)
Deferred revenue	41	(439)
Operating lease liabilities	(21)	28
Other liabilities	(6)	78
Net cash used in operating activities	(1,873)	(3,004)
Investing activities
Purchases of marketable securities	(5,768)	(6,529)
Proceeds from maturities of marketable securities	5,563	5,562
Proceeds from sales of marketable securities	2,353	3,967
Purchases of property, plant and equipment	(192)	(1,051)
Purchase of intangible asset	(10)	—
Net cash provided by investing activities	1,946	1,949
Financing activities
Proceeds from credit facility	600	—
Payments of credit facility issuance costs	(22)	—
Proceeds from issuance of common stock through equity plans	35	66
Tax payments related to net share settlements on equity awards	(2)	—
Changes in financing lease liabilities	(18)	(10)
Net cash provided by financing activities	593	56
Effect of changes in exchange rates on cash and cash equivalents	2	—
Net increase (decrease) in cash, cash equivalents and restricted cash	668	(999)
Cash, cash equivalents and restricted cash, beginning of year	1,929	2,928
Cash, cash equivalents and restricted cash, end of period	$2,597	$1,929

Spikevax®, mRESVIA® and mNEXSPIKE® are registered trademarks of Moderna.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding: Moderna's 2026 financial framework, including its plan to deliver up to 10% revenue growth and GAAP operating expense reductions, and its projected year-end cash balance; Moderna’s commercial growth drivers, including geographic expansion and new product launches; Moderna's continued cost discipline; anticipated mNEXSPIKE expansion; Moderna’s international strategic partnerships; potential mRNA-4157 Phase 3 adjuvant melanoma data in 2026; the potential of Moderna’s expanded oncology portfolio; pending and anticipated regulatory filings and potential approvals, including timing of approvals; Moderna’s strategic collaboration with Recordati; Moderna’s requested Type A meeting to understand the path forward for mRNA-1010; and anticipated progress and milestones for Moderna's pipeline programs, including potential near-term data readouts and other catalysts. In some cases, forward-looking statements can be identified by terminology such as "will," "may," "should," "could," "expects," "intends," "plans," "aims," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Moderna's control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include, among others, those risks and uncertainties described under the heading "Risk Factors" in Moderna's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission (SEC), and in subsequent filings made by Moderna with the SEC, which are available on the SEC's website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna's current expectations and speak only as of the date of this press release.
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Moderna Contacts
Media:
Chris Ridley
Head of Global Media Relations
+1 617-800-3651
Chris.Ridley@modernatx.com

Investors:
Lavina Talukdar
Senior Vice President & Head of Investor Relations
+1 617-209-5834
Lavina.Talukdar@modernatx.com

SOURCE: Moderna, Inc.